Exhibit 5.1

May 17, 2023

Bowman Consulting Group Ltd.

12355 Sunrise Valley Drive

Suite 520

Reston, Virginia 20191

Re:	Registration Statement on Form S-8

Bowman Consulting Group Ltd.

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 1,910,951 shares (the “Shares”) of the common stock, par value $0.01 per share, of Bowman Consulting Group Ltd. (the “Company”), issuable under the Bowman Consulting Group Ltd. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) and the Bowman Consulting Group Ltd. 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i) the Company’s amended and restated certificate of incorporation;

(ii) the Company’s amended and restated bylaws;

(iii) resolutions of the board of directors of the Company;

(iv) a copy of the 2021 Plan;

(v) a copy of the 2021 ESPP; and

(vii) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. For the purposes of the opinion set forth below, we have also assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. As to questions of fact material to the opinion hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the 2021 Plan or the 2021 ESPP, as applicable, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations, as well as the federal laws of the United States of America. Our opinion is rendered only with respect to laws, and the rules, regulations and determinations thereunder, which are currently in effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP